Exhibit 99.1

NextPlat Invests $7 Million in Recapitalization of Progressive Care Inc.

Investment to Accelerate Progressive’s Digital Healthcare Transformation and Launch of Global E-

Commerce Platform for New Healthcare Products for Domestic and International Markets

COCONUT GROVE, FL – August 31, 2022 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-commerce provider today announced that it has completed a strategic $7 million investment in Progressive Care Inc. (OTCQB: RXMD), a personalized healthcare services and technology company (“Progressive Care”).

Under the recapitalization plan, NextPlat Corp, its Executive Chairman and CEO, Charles M. Fernandez, and board member, Rodney Barreto, and certain other investors will invest an aggregate of $8.3 million into Progressive Care. In connection with the recapitalization, NextPlat will purchase 3,000 newly issued Units of Progressive Care valued at $6 million, with each Unit comprised of one share of Progressive Care’s Series B Preferred Stock and one Warrant to purchase a share of Series B Preferred Stock. In addition, NextPlat Corp, Messrs. Fernandez and Barreto, and certain other investors will purchase $2.3 million of outstanding convertible debt from an existing holder. In connection with debt purchase, NextPlat Corp and the other purchasers agreed to a fixed conversion price of $0.02 per share of common stock and removal of the blocker. NextPlat Corp and the other purchasers also agreed to reduce the interest rate on the purchased debt from 10% to 5% per annum.

NextPlat’s management team and select members of its Board of Directors will provide Progressive Care with their market-proven expertise in healthcare and digital technology including the development of new healthcare and lifestyle products to be sold via NextPlat’s global e-commerce marketplaces. As part of this transaction, Mr. Fernandez will be appointed as Chairman of Progressive Care replacing Alan Jay Weisberg who will step down from his current positions to assume the new roles of Vice Chairman and CEO. Mr. Barreto will also be joining Progressive Care’s board as Vice Chairman. Dawson James Securities Inc. (“Dawson”) served as the placement agent for this transaction. Progressive Care intends to utilize a portion of the growth capital to further fund deployment of its digital platforms and the development and sale of new OTC health, fitness, and beauty products.

Progressive Care Inc. is a Florida-based technology-centric healthcare organization. It provides prescription pharmaceuticals and contracted pharmacy services directly to consumers, long-term care facilities as well to 340B covered entities in underserved or vulnerable communities in 13 states. Progressive Care also has developed and provides extensive healthcare data management and analytics services in addition to providing virtual healthcare to customers. In 2021, Progressive Care reported annual revenues of approximately $40 million.

Over the past 30 years, Mr. Fernandez has successfully identified profitable start-up and dislocation opportunities, and built significant shareholder value, executing both private and public exits. Mr. Fernandez’s expertise in technology and healthcare includes co-founding Lakeview Health Systems (acquired by a private equity firm for approximately $70 million) and Continucare Corporation (acquired by Metropolitan Health Networks, Inc. for approximately $400 million) where he served as chairman, president and CEO. He also served as an investor, director, and Chairman of the Audit Committee of IVAX Corporation for nearly a decade prior to its purchase by Teva Pharmaceuticals for $8.7 billion.

“Progressive Care has built a vibrant and rapidly growing healthcare services and technology company currently serving tens of thousands of customers who rely on its PharmcoRx platform and services every day. As a technology and healthcare entrepreneur, I see tremendous value in Progressive Care’s capabilities which is why I am personally investing alongside of NextPlat. I believe we can leverage our expertise, industry knowhow and global e-commerce platforms to accelerate their continued growth domestically as well as internationally. As long-term investors, we are committed to harnessing the power of digital technologies including Web3, to capitalize on the ongoing digital transformation of Progressive Care and the entire healthcare industry,” said Charles M. Fernandez.

Alan Jay Weisberg commented, “Progressive Care has pursued a vision of being able to transform the healthcare industry by creating data-driven tools and technology. Charlie and the team at NextPlat have extensive knowledge and experience in utilizing digital technology and we believe will help Progressive Care build significant value for all stakeholders including patients, payors, practitioners, and investors. We are excited to have this team of industry leaders as our new long-term investors and partners, and look forward to working together advancing our vision for modern healthcare.”

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets for physical and digital assets. The Company intends to collaborate with businesses, optimizing their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications services division through its Global Telesat Communications Ltd and Orbital Satcom Corp business units that offer voice, data, tracking, and IoT services to customers worldwide through multiple global storefronts.

Progressive Care Inc.

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch new data-driven tools and services and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net